First PacTrust Bancorp, Inc. Receives $32.0 Million of Capital
From Small Business Lending Fund

CHULA VISTA, CA – August 30, 2011 – First PacTrust Bancorp, Inc. (NASDAQ, FPTB), the holding company for Pacific Trust Bank (the “Bank”), today announced that it has received an investment of $32.0 million in the Company’s preferred stock from the United States Department of the Treasury under the Small Business Lending Fund (the “SBLF”).  The SBLF is a $30 billion voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.

“We are pleased to have completed the SBLF capital infusion in support of our small business lending operations,” commented Gregory A. Mitchell, President and CEO.  Mr. Mitchell added, “We believe our participation in the SBLF program is a great opportunity for the Company and the Bank to continue to meet the credit needs of the small business community and also to benefit our stockholders.”

As of June 30, 2011, the Company had consolidated total assets of $882.3 million and stockholders’ equity of $160.5 million.  The Company’s book value per share was $13.91 as of June 30, 2011, based upon 11,520,067 shares of common stock outstanding as of that date.

About the Company

First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank and is headquartered in Chula Vista, California. The Bank currently operates through 11 banking offices serving primarily San Diego and Riverside Counties in California.  The Bank provides customers with the convenience of banking at more than 4,300 branch locations throughout the United States as part of the CU Services Network and 28,000 fee-free ATM locations through the CO-OP ATM Network.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the dates on which the forward-looking statements are made.

Contact:
Gregory A. Mitchell, President and CEO
Phone: (619) 691-1519, ext. 4474